Exhibit 99.2

C O R P O R A T E   P A R T I C I P A N T S

Neil D. Wilkin Optical Cable Corporation - Chairman, President & CEO

Tracy G. Smith Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Aaron Palash Joele Frank, Wilkinson Brimmer Katcher - IR

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Michael Jones WCM Global Wealth

P R E S E N T A T I O N

Operator

Good morning. My name is Chelsea, and I will be your conference operator today. At this time, I would like to welcome you to the Optical Cable Corporation fourth quarter and fiscal year 2022 earnings conference call. (Operator Instructions) Mr. Palash, you may begin your conference.

Aaron Palash Joele Frank, Wilkinson Brimmer Katcher - IR

Thank you, Chelsea. Good morning, and thank you all for participating on Optical Cable Corporation's fourth quarter and fiscal year 2022 Conference Call. By this time, everyone should have a copy of the earnings press release issued earlier today. You can also visit www.occfiber.com for a copy.

On the call with us today are Neil Wilkin, President and Chief Executive Officer of OCC, and Tracy Smith, Senior Vice President and Chief Financial Officer.

Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the forward-looking statements section of this morning's press release. These cautionary statements apply to the contents of the internet webcast on www.occfiber.com as well as today's call. With that, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil D. Wilkin Optical Cable Corporation - Chairman, President & CEO

Thank you, Aaron, and good morning, everyone. I will begin the call today with a few opening remarks. Tracy will then review the fourth quarter and full year results for the three-month and twelve-month periods ended October 31, 2022, in some additional detail. After Tracy's remarks, we will answer as many of your questions as we can. As is our normal practice, we only take questions from analysts and institutional investors during the Q&A session. However, we also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call today.

In fiscal year 2022, our OCC team executed well in an evolving marketplace, focusing on initiatives to grow and demonstrating OCC's strength and resilience in the process. I'm pleased to report that our net sales and results from operating activities significantly improved during every quarter of fiscal year 2022, compared to the respective prior year periods.

Our sales and production volumes grew even as we experienced the lingering direct and indirect impacts of the COVID-19 pandemic on our supply chain (including the availability of certain materials, increased lead times and increased costs) and labor constraints, including recruitment of sufficient production personnel and increased costs.

We are particularly pleased with our strong finish to the fiscal year and the results we achieved during the fourth quarter of fiscal 2022. Specifically, we delivered double-digit percentage growth in net sales and gross profit, the highest gross profit margin of any quarter of fiscal 2022. And net income of $1.2 million or $0.15 a share.

I'm incredibly grateful for the OCC team members and their dedication and tireless efforts this past year. Their resilience, perseverance and hard work has enabled OCC to successfully navigate unique and challenging market dynamics and deliver for our customers and shareholders. I'd like to extend my sincere and continued thank you to every member of the OCC team and their families.

Our successful execution of our ongoing initiatives are reflected in OCC's financial performance this past year. We delivered strong sales growth. Net sales for fiscal year 2022 increased 16.8% compared to fiscal year 2021. We delivered net sales growth year-over-year during every quarter of fiscal year 2022 and ended fiscal year 2022 with net sales of $20.1 million during the fourth quarter, an increase of 26.3% compared to the fourth quarter of fiscal year 2021.

We believe that the demand of our products continues to be robust and we are poised to build on our momentum. Our sales order backlog/forward load was approximately three to four times higher than typical levels throughout fiscal year 2022.

We improved gross profit and gross profit margin during fiscal year 2022 as a result of increased production, improved efficiencies and strong operating leverage. The team achieved gross profit of $20.5 million for fiscal year 2022, an increase of 26% compared to the prior year. Gross profit margin increased during the year as well and we finished the year with a gross profit margin of 33% during the fourth quarter.

These significant improvements were achieved through increased production volumes, successful execution of efficiency initiatives and our operating leverage as fixed product costs were spread over higher production volumes.

We successfully added new production team members during the second half of the year, many of whom finished their training as we ended the year. As material and personnel costs increased, we were able to pass on necessary price increases on new orders to recover associated increased costs, with a greater positive impact being realized during the fourth quarter as sales backlog orders received early in the year were filled at original agreed-upon prices.

We continue to focus on operating as efficiently as possible and controlling expenses, including SG&A expenses during fiscal 2022. Our fixed SG&A expenses, including public company costs, are substantial, and as net sales grow, our SG&A expenses tend to increase at a slower rate than sales. SG&A expenses as a percentage of net sales were 28.9% during fiscal year 2022, down from 30.8% during fiscal year 2021 and were 25.9% during the fourth quarter of fiscal year 2022.

These results were possible as a result of our successful efforts to operate efficiently and control costs as well as a result of our operating leverage.

OCC remains uniquely positioned in the fiber optic and copper cabling and connectivity industry with differentiated core strengths and capabilities that enable OCC to offer top-tier products and application solutions and to compete successfully against larger competitors.

OCC's core strengths and capabilities are a competitive advantage of our Company, and I'd like to take a moment to mention them. OCC has enviable market positions, brand recognition, as well as the loyalty of our relationships with customers, decision makers and end-users across a broad range of targeted markets.

We benefit from our wide range of fiber optic and copper cabling and connectivity products and solutions that enable us to deliver products and solutions to meet our customers' unique needs and that are well suited for the applications in our targeted markets. The range of OCC's product offerings is extensive with OCC often successfully going up against different competitors in our varied targeted markets.

Additionally, we have a broad and diverse geographic footprint with OCC selling into approximately 50 countries each year. Importantly, OCC also has extensive industry experience and expertise with our engineering, sales and business development teams well respected for their product and application experience and expertise that enables OCC to create its portfolio of innovative, high performance products and associated intellectual property.

And, finally, OCC has impressive manufacturing knowledge and experience of our manufacturing, quality and engineering teams and the significant production capacity of our facilities.

Many of the costs we incur to maintain and build upon our strengths and capabilities, along with our public company costs, are fixed, whether those costs are included on the cost of goods sold line or on the SG&A line on our statement of operations. As a result, as OCC grows net sales, gross profit and profitability tend to increase at a faster rate than the rate of increase of net sales. This creates strong operating leverage for the Company as fixed production costs and fixed SG&A expenses remain relatively stable, and are spread over higher net sales levels.

We remain committed to leveraging our core strengths and capabilities, and executing our strategies and initiatives to create long-term value for our shareholders.

Looking ahead to fiscal year 2023, we are optimistic about OCC's opportunities, encouraged by our strong sales order backlog/forward load, and are excited to build on our momentum. We continue to be focused on executing our strategy to meet demand and capture additional growth opportunities. At the same time, we are monitoring changing macroeconomic trends and believe we are prepared to make appropriate business adjustments as necessary as 2023 unfolds.

We remain confident that we are well positioned to capture growth opportunities, execute on opportunities to operate more efficiently, and deliver enhanced value to shareholders in fiscal year 2023 and beyond. And with that, I'll turn the call over to Tracy who will review in additional detail our fourth quarter and fiscal year 2022 financial results.

Tracy G. Smith Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Thank you, Neil. Consolidated net sales for fiscal 2022 increased 16.8% to $69.1 million compared to net sales of $59.1 million for fiscal year 2021. Consolidated net sales for the fourth quarter of fiscal 2022 increased 26.3% to $20.1 million compared to net sales of $15.9 million for the same period last year.

We experienced an increase in net sales in both the enterprise and specialty markets, including the wireless carrier market, during the fourth quarter and fiscal year 2022, compared to the same periods last year. We believe the increase in net sales is primarily due to both increased demand for our product and increased production throughput, as well as increases in product pricing taking effect for new orders. During fiscal year 2022, we continued to see product demand and sales and production volume increase compared to fiscal year 2021. Our sales order backlog and forward load has been approximately three to four times higher than typical levels throughout the fiscal year, as product demand continues to be robust. Our sales order backlog and forward load exceeded $12 million at the end of fiscal year 2022 and is a bit higher since the end of the fiscal year, exceeding $14 million.

At the same time, we believe continuing and lingering direct and indirect impacts of the COVID-19 pandemic have created challenges that have affected production volumes and sales despite increased demand. Our production volumes continued to be tempered during fiscal year 2022 as we continued to experience supply chain challenges for certain raw materials as well as challenges recruiting additional personnel.

Turning to gross profit. Our gross profit increased 26% to $20.5 million in fiscal 2022 compared to gross profit of $16.3 million in fiscal 2021. Gross profit margin increased to 29.7% in fiscal 2022 compared to 27.5% in fiscal 2021. Gross profit increased 31% to $6.6 million in the fourth quarter of fiscal 2022 compared to gross profit of $5.1 million for the same period last year. Gross profit margin increased to 33% in the fourth quarter of fiscal 2022 compared to 31.8% in the fourth quarter of fiscal 2021.

Gross profit margins during fiscal year 2022 were impacted by increases in production labor and material costs, offset by necessary prospective price increases on new sales orders for many of our products. We experienced improvement in production personnel recruitment during the second half of fiscal year 2022, needed to increase production capacity to meet existing product demand. However, training of new production employees impacts labor costs and production volumes until those employees are fully trained and operating at capacity.

Our gross profit margins tend to be higher when we achieve higher net sales levels, as certain fixed manufacturing costs are spread over higher sales. This operating leverage, which is beneficial at higher sales levels, positively impacted our gross profit margins in both the fourth quarter and fiscal year 2022.

SG&A expenses increased to $20 million during fiscal 2022 compared to $18.2 million for fiscal 2021. SG&A expenses as a percentage of net sales were 28.9% in fiscal 2022 compared to 30.8% in fiscal 2021. SG&A expenses increased to $5.2 million during the fourth quarter of fiscal 2022 compared to $4.8 million for the same period last year. SG&A expenses as a percentage of net sales were 25.9% in the fourth quarter of fiscal 2022 compared to 30.3% in the fourth quarter of fiscal 2021.

The increase in SG&A expenses during the fourth quarter and fiscal year 2022 was primarily the result of increases in employee and contracted sales personnel related costs. Included in employee and contracted sales personnel related costs are commissions, which increased due to the increase in net sales, new hires, net of terminations, and increases in compensation expense, including increases in response to changing labor market conditions, all when compared to the same periods last year.

OCC recorded a net loss of $347,000 or $0.05 per basic and diluted share for fiscal 2022 compared to net income of $6.6 million, or $0.87 per basic and diluted share, for fiscal 2021. Our recorded net income of $1.2 million, or $0.15 per basic and diluted share, for the fourth quarter of fiscal 2022 compared to a net loss of $6,000, or $0 per basic and diluted share, for the fourth quarter of fiscal 2021.

As of October 31, 2022, we had outstanding borrowings of $6 million on our revolver and $5.9 million in available credit. We also had outstanding loan balances of $4.5 million under our real estate term loans. With that, I'll turn the call back over to Neil.

Neil D. Wilkin Optical Cable Corporation - Chairman, President & CEO

Thank you, Tracy. And now if any analysts and institutional investors have any questions, we are happy to answer them. Chelsea, if you could please indicate the instructions for our participants to call in any questions they may have, I would appreciate it. Again, we are only taking live questions from analysts and institutional investors.

Q U E S T I O N S   A N D   A N S W E R S

Operator

(Operator Instructions) Our first question will come from Michael Jones with WCM Global Wealth.

Michael Jones WCM Global Wealth

Can you spend some time trying to quantify or help us quantify what the price increases were or what you expect price increases to be whether it be by segment or product lines? And also how much of the revenue growth was price versus unit volume? I missed the first couple of minutes of the call. So if you can cover that, I apologize, but I would like to hear the answer.

Neil D. Wilkin Optical Cable Corporation - Chairman, President & CEO

Sure. I appreciate the question. We don't give specifics about our price increases other than what we announced in the industry. We made a couple of price increases sort of in midyear, but they weren't really taking effect until later in the year. Most of it mostly impacted the fourth quarter. I don't believe that, that significantly increased our sales dollar numbers. The price increases vary depending on product type and what we were seeing from a material standpoint. And we're really based on making sure we're recovering that cost. And I think that really is the best I can tell you. I don't have a percentage saying that this is what the exact impact was on sales and we didn't see it as significant during the year.

Michael Jones WCM Global Wealth

Are you getting much pushback on price? And do you think you're ahead or behind on price at this point, at least in general?

Neil D. Wilkin Optical Cable Corporation - Chairman, President & CEO

We believe we're right where we need to be, and we have not been receiving pushback on price. I think typically, in our industry, people have been able to -- have needed to and are able to increase the prices to recover the increased costs that have been occurring within the supply chain.

Michael Jones WCM Global Wealth

So is there still a lot of inventory that needs to be repriced as it goes out? So there will be some excess margin there?

Neil D. Wilkin Optical Cable Corporation - Chairman, President & CEO

Not really. I mean what happened during the year was we were seeing demand and getting backlogs. We also had some challenges in supply chain and getting materials. We did our best to try to get the materials in as we could, but not really at any continually increasing price. I mean, the prices were increasing as we were buying them, but I don't see those prices continuing to increase, at least at the moment. And so while we've increased our raw materials a bit and you'll see that in our Form 10-K in the annual report that will be filed later. That's not -- we don't have a lot of sort of built-in profit sitting or unusual profit sitting in the materials we have on hand. I would not describe it that way. We've also been focusing on trying to make sure we're keeping up with the demand we have been experiencing, which is part of the reason why our backlog has beenꟷbacklog sales orders have been higher than usual all during the year.

Michael Jones WCM Global Wealth

What's the current book-to-bill?

Neil D. Wilkin Optical Cable Corporation - Chairman, President & CEO

I'm sorry, what?

Michael Jones WCM Global Wealth

The book-to-bill as far as bookings over sales?

Neil D. Wilkin Optical Cable Corporation - Chairman, President & CEO

I don't have that precise percentage, but we've described what the dollar number is in our filing that we're making later today. So you can see that described in the MD&A.

Michael Jones WCM Global Wealth

Okay. Will there be any opportunity to follow up on that once it is filed, if we have further questions, your Investor Relations effort is quite poor at the least. So trying to have some contact or some insight on follow-up questions would be helpful. Any thoughts on that?

Neil D. Wilkin Optical Cable Corporation - Chairman, President & CEO

We work through our Investor Relations firm. I think that they've done a good job. I think we're -- we try to be as responsive as we can to shareholders. We're also very careful to make sure we're complying with Reg FD and not disclosing something to one shareholder that we're not making public to others. So we can generally...

Michael Jones WCM Global Wealth

That's totally understandable. But there seems to be no effort to contact shareholders. I don't know if you talked at (inaudible) or not, but getting information or responses even if you said, I can't talk to you, that would be helpful, but I get nothing from the IR firm or from you, frustrating to say the least as a shareholder. On the other side is what's the...

Neil D. Wilkin Optical Cable Corporation - Chairman, President & CEO

I apologize for that, and we're happy to do better to return your call. I didn't think that we had a call from you that hadn't been returned, but my apologies.

Michael Jones WCM Global Wealth

Okay. I appreciate that. What's the draw on the revolver currently?

Neil D. Wilkin Optical Cable Corporation - Chairman, President & CEO

That will be disclosed in our -- everything that we can disclose about that is disclosed in our annual report, which will be disclosed and filed later, hopefully, today.

Operator

(Operator Instructions) We have no more questions via the telephone. I'd like to turn it back over to Neil.

Neil D. Wilkin Optical Cable Corporation - Chairman, President & CEO

Thank you, Chelsea. I appreciate it. I would like to thank everyone for listening to our fourth quarter and fiscal year 2022 conference call today. As always, we appreciate your time and your interest in Optical Cable Corporation. We hope everyone has a safe and happy holiday season. Thank you.

Operator

Thank you, ladies and gentlemen. This does conclude today's conference, and we appreciate your participation. You may disconnect at any time.